Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to Class A ordinary shares, nominal value €0.10 per share, of Promotora de Informaciones, S.A. and that this agreement may be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such party’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such party contained therein (it being understood that that no party is responsible for the accuracy or completeness of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate). Each party hereto shall be entitled to file, separately from the other parties hereto, any amendments to the information concerning such party that it shall deem necessary or desirable.

This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 17th day of April, 2012.

Rucandio S.A.

By:	/s/ Ignacio Polanco Moreno
Name:	Ignacio Polanco Moreno
Title:	Chairman

Timón, S.A.

By:	/s/ Ignacio Polanco Moreno
Name:	Ignacio Polanco Moreno
Title:	Chairman

Promotora de Publicaciones, S.L.

By:	/s/ Adolfo Valero Cascante
Name:	Adolfo Valero Cascante
Title:	Director

Asgard Inversiones, SLU

By:	/s/ Adolfo Valero Cascante
Name:	Adolfo Valero Cascante
Title:	Director

Otnas Inversiones, S.L.

By:	/s/ Borja Pérez Arauna
Name:	Borja Pérez Arauna
Title:	Director